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                                                                    EXHIBIT 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement of Telxon Corporation on Form S-3, with respect to the resale of $82,500,000 in aggregate principal amount of the registrant's 5 3/4% Convertible Subordinated Notes due 2003 and the shares of registrant's Common Stock issuable upon the conversion of such Notes by any holders of said Notes that do not purchase the Notes under this Registration Statement, of our report dated June 19, 1995, which includes an explanatory paragraph related to a Consolidated Class Action, on our audits of the consolidated financial statements and financial statement schedules of Telxon Corporation and Subsidiaries, as of March 31, 1995 and 1994 and for each of the three years in the period ended March 31, 1995, appearing on page 30 of the Annual Report of Telxon Corporation on Form 10-K for the year ended March 31, 1995. We also consent to the reference to our Firm under the caption "Experts" appearing in the Prospectus.

                                        /s/ Coopers & Lybrand L.L.P.

                                        COOPERS & LYBRAND L.L.P.

Akron, Ohio
February 20, 1996